Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form  F-3 of BGM Group Ltd. (formerly known as Qilian International Holding Group Ltd.) and its affiliated entities (collectively, the “Company”) of our report dated on January 27, 2025, relating to the consolidated financial statements, which appears in this annual report on Form 20-F of the Company for the year ended September 30, 2024. We also consent to the reference to our firm under the heading “Experts” in such Registration Statement.

Enrome LLP

Singapore

March 7, 2025

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